Exhibit 99.1

WEST MARINE REPORTS FIRST QUARTER 2011 OPERATING RESULTS

WATSONVILLE, CA, April 28, 2011 - West Marine, Inc. (Nasdaq: WMAR) today released unaudited operating results for the first quarter of 2011.

2011 first quarter highlights:

▪	West Marine is raising its previously-issued guidance for full-year 2011 net revenues to range from $634 million to $640 million, compared to $623 million in actual net revenues last year.
▪	The company is reiterating 2011 full-year pre-tax earnings guidance of $17.5 million to $19.0 million, versus $14.2 million in 2010.
▪
Earnings per share guidance is increasing to a range from $0.68 to $0.77 per share, due to an anticipated decrease in effective tax rate, which compares to diluted earnings per share of $0.57 last year.

▪	Net revenues for the first quarter were $113.8 million, a 3.9% increase from last year.
▪	Comparable store sales increased by 2.7%.
▪	Net loss per share for the first quarter was $(0.55), compared to a loss per share of $(0.43) for the same period last year.
▪	At the end of the first quarter, net outstanding borrowings declined by $18.0 million, or 46%, relative to the prior year first quarter end.
▪	$111.8 million was available under the company’s credit facility at quarter-end.

Geoff Eisenberg, Chief Executive Officer of West Marine, commented, “Our sales results in the first quarter were better than we had planned.

“Last year we had historically great weather in the northern parts of the country; however, this year returned to a more typical weather pattern, with harsh wintery conditions during the first quarter. Since northern boaters did not launch and use their boats nearly as early as they did last year, sales of maintenance and other related products were not as strong in the first quarter this year as they were last year.

“Despite the weather negatively impacting the northern portions of the country, we experienced some unexpected increases that resulted in higher total revenues than we budgeted. Our sales of higher-ticket merchandise, such as electronics, were stronger than expected, and we had surprising strength in the southeast region; the only portion of the country that had great weather and was “in season” during the period.

“We also experienced stronger than expected results in our Port Supply wholesale sales through our store locations. Our Direct channel, which operates online through westmarine.com and through our virtual Call Center at 1-800-Boating, also exceeded our expectations.

“These indicators signal to us that the main boating season may be stronger than we had originally anticipated, and thus we are raising our 2011 sales guidance.”

2011 first quarter results

Net revenues for the 13 weeks ended April 2, 2011 were $113.8 million, compared to net revenues of $109.6 million for the 13 weeks ended April 3, 2010. Our Port Supply segment revenues from our distribution centers for the first quarter of 2011 were $6.5 million, a decrease of $0.2 million, or 3.1%, compared to the same period last year. Net revenues in the Direct Sales segment for first quarter of 2011 were $7.2 million, an increase of $0.7 million, or 10.4%, compared to the same period last year.

Comparable store sales increased 2.7% versus the same period a year ago.  A driver of this growth was increased sales to our Port Supply (wholesale) customers through our store locations as part of our ongoing efforts to better serve this group and to leverage our store facilities.  Revenues from stores opened in 2010 and the first quarter of 2011 contributed $6.7 million to the increase.  However, the impact of stores closed during these same periods effectively reduced revenues by $4.9 million.  The majority of the closures occurred in connection with the company’s on-going real estate optimization program to evolve into having fewer, larger stores.

Net revenue and comparable store sales have grown for seven consecutive quarters after adjusting to remove the impact of the extra week in fiscal 2008 and the calendar shift that occurred in that year versus 2009.  For more details, see “Non-GAAP Financial Information” below.

Gross profit for the first quarter was $24.7 million, a decrease of $0.4 million compared to 2010. As a percentage of net revenues, gross profit decreased by 1.2% to 21.7% compared to gross profit of 22.9% last year. This decline primarily resulted from lower product margins driven by a sales mix shift toward lower-margin items such as electronics, and away from higher-margin maintenance related items, primarily due to the early start of our season last year.

Selling, general & administrative (SG&A) expense for the quarter was $36.9 million, an increase of $2.4 million, or 6.8%, compared to $34.5 million for the same period last year. As a percentage of revenues, SG&A increased by 0.9% to 32.4%.  Drivers of the higher SG&A expense included:    $0.7 million in marketing costs due to timing and some additional expense to support higher sales; $0.7 million in higher information technology spending to implement our new point-of-sale and order entry systems, which we expect to launch later this year; $0.5 million in higher health care benefits costs, including higher year-over-year health care claims experience; and $0.4 million in higher costs associated with operating new stores.

Pre-tax loss for the 13 weeks ended April 2, 2011 was $12.3 million, a $2.8 million decline from a pre-tax loss of $9.5 million last year.  Net loss was $(0.55) per share, as compared to a $(0.43) per share last year.

The provision for income taxes for the quarter was $0.1 million, consistent with the same quarter last year.  Both years reflect the impact of a full valuation allowance against our net deferred tax assets.

Total inventory at the end of the first fiscal quarter was $247.7 million, a $4.9 million, or 2.0% increase compared to the first fiscal quarter of last year, and a 1.6% increase on a per-square-footage basis.  Inventory turns for the first quarter of 2011 were up slightly versus the same period last year.

At the end of the quarter, long-term debt was $21.1 million.  Amounts outstanding under our credit facility decreased by $18.0 million, or 46.1%, from the end of the first quarter last year.

Fiscal 2011 Earnings Guidance

Our first quarter net loss was in line with our expectations and we are reiterating our previously-issued full year 2011 pre-tax income guidance of approximately $17.5 million to $19.0 million.  Comparable store sales for full-year 2011 are now anticipated to increase from 1% to 2%, versus the previously-communicated range of flat to up 1%, with total revenues now expected to be in a range of approximately $634 million to $640 million, versus a previously-communicated $629 million to $635 million range.  While we are increasing sales guidance, our expectation for pre-tax income is unchanged because we believe that our pre-tax income rate, as a percent of sales, will decline slightly due to the anticipated impact on gross margin rate of product sales mix.  We are continuing to monitor the impact of the delay in ramping up for our busiest season due to inclement weather experienced in most of the country during the first quarter, as well as the impact that rising fuel costs may have on our sales.  We are reiterating our previously-issued 2011 capital spending of approximately $20 million, with the majority driven by investment in our real estate optimization strategy.

We now expect that the company’s effective tax rate will range from approximately 6% to 10%, versus our previously-communicated 10% to 15% range.  We expect resulting earnings per share will range from $0.68 to $0.77, versus the previous guidance of $0.65 to $0.73 per share.  We continue to evaluate the need to release all or a portion of the valuation allowance currently in place against our deferred tax assets.  Should we come to the conclusion that a release of the valuation allowance is required during 2011, there could be a material increase in net income and earnings per share due to the impact of a release on our effective tax rate.

WEBCAST AND CONFERENCE CALL

As previously announced, West Marine will hold a conference call and webcast on Thursday, April 28, 2011 at 10:00 AM Pacific Time to discuss first quarter 2011 financial results. The live call will be webcast and available in real time on the Internet at www.westmarine.com in the "Investor Relations" section. The earnings release will also be posted on the Internet at www.westmarine.com in the "Press Releases" section on the Investor Relations page. Please allow extra time prior to the call to visit the site and download the streaming media software required to listen to the Internet broadcast.

Interested parties can also connect to the conference call by dialing (800) 341-6235 in the United States and Canada and (706) 634-1041 for international calls. Please be prepared to give the conference ID number 58959495. The call leader is Geoff Eisenberg, West Marine's President and Chief Executive Officer.

An audio replay of the call will be available April 28, 2011 at 12:30 AM Pacific Time through May 5, 2011 at 8:59 PM Pacific Time. The replay number is (800) 642-1687 in the United States and Canada and (706) 645-9291 for international calls. The access code is 58959495.

ABOUT WEST MARINE

West Marine, the largest specialty retailer of boating supplies and accessories, has 325 company-operated stores located in 38 states, Puerto Rico, Canada and three franchised stores located in Turkey. Our call center and Internet channels offer customers over 60,000 products and the convenience of exchanging catalog and Internet purchases at our store locations. Our Port Supply division is one of the largest wholesale distributors of marine equipment serving boat manufacturers, marine services, commercial vessel operators and government agencies. For more information on West Marine's products and store locations, or to start shopping, visit westmarine.com or call 1-800-BOATING (1-800-262-8464).

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This press release includes “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, including statements concerning statements that are predictive or express expectations that depend on future events or conditions that involve risks and uncertainties. These forward-looking statements include, among other things, statements that relate to our earnings and growth in profitability, uncertainties with respect to our valuation allowance and our expectations with respect to full year 2011 results, as well as facts and assumptions underlying these expectations.  In addition, the results presented in this release are preliminary and unaudited, and may change as the company finalizes its financial statements. Actual results for the first quarter of 2011 and the current fiscal year may differ materially from the preliminary expectations expressed or implied in this release due to various risks, uncertainties or other factors, including those set forth in West Marine’s annual report on Form 10-K for the fiscal year ended January 1, 2011, as well as the discussion of critical accounting policies in our Form 10-K for the year ended January 1, 2011.  Except as required by applicable law, West Marine assumes no responsibility to update any forward-looking statements as a result of new information, future events or otherwise.

NON-GAAP FINANCIAL INFORMATION

This release references certain financial information not calculated in accordance with generally accepted accounting principles ("GAAP").  The non-GAAP data supports the statement that net revenue and comparable store sales have grown for seven consecutive quarters after adjusting to remove the impact of the extra week in fiscal 2008 and the calendar shift that occurred in that year.  Specifically, the week in fiscal 2008 that included the Fourth of July holiday, which occurred in fiscal second quarter in 2009, was removed from fiscal 2008 third quarter and the first week in fiscal 2008 fourth quarter was added to essentially create a 13-week period ended October 4, 2008.  Additionally, the first week in fiscal fourth quarter 2008 was removed to create a 13-week period ended January 3, 2009.  Management believes that these non-GAAP measures are useful to investors because they provide a more direct and meaningful comparison of quarter-over-quarter and year-over-year revenue and comparable store sales growth achieved during the fiscal third and fourth quarters of 2009.  These non-GAAP measures should be considered as a supplement to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. Management has reconciled these non-GAAP financial measures to the most directly comparable GAAP financial measures in the tables set forth below.

Contact:  West Marine, Inc.
Tom Moran, Senior Vice President and Chief Financial Officer
(831) 761-4229

West Marine, Inc.
Condensed Consolidated Balance Sheets
(Unaudited and in thousands, except share data)

	April 2, 2011	April 3, 2010
ASSETS
Current assets:
Cash	$2,068	$8,246
Trade receivables, net	6,793	7,525
Merchandise inventories	247,694	242,809
Deferred income taxes	3,151	1,299
Other current assets	19,341	23,514
Total current assets	279,047	283,393

Property and equipment, net	57,577	55,051
Intangibles, net	69	106
Other assets	3,314	2,454
TOTAL ASSETS	$340,007	$341,004

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$54,721	$51,768
Accrued expenses and other	38,848	41,748
Current portion of long-term debt	-	39,065
Total current liabilities	93,569	132,581

Long-term debt	21,071	-
Deferred rent and other	15,291	12,807
Total liabilities	129,931	145,388

Stockholders' equity:
Preferred stock, $.001 par value: 1,000,000 shares authorized; no shares outstanding	-	-
Common stock, $.001 par value: 50,000,000 shares authorized; 22,693,437 shares issued and 22,662,547 shares outstanding at April 2, 2011, and 22,441,130 shares issued and 22,410,240 shares outstanding at
April 3, 2010.	23	22
Treasury stock	(385)	(385)
Additional paid-in capital	182,697	178,487
Accumulated other comprehensive loss	(895)	(729)
Retained earnings	28,636	18,221
Total stockholders' equity	210,076	195,616
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$340,007	$341,004

West Marine, Inc.
Condensed Consolidated Statements of Operations
(Unaudited and in thousands, except per share data)

	13 Weeks Ended
	April 2, 2011		April 3, 2010
Net revenues	$113,817	100.0%	$109,559	100.0%
Cost of goods sold	89,136	78.3%	84,522	77.1%
Gross profit	24,681	21.7%	25,037	22.9%
Selling, general and administrative expense	36,871	32.4%	34,510	31.5%
Store closures and other (recoveries) restructuring costs	(77)	-0.1%	(108)	-0.1%
Loss from operations	(12,113)	-10.6%	(9,365)	-8.5%
Interest expense	167	0.2%	105	0.1%
Loss before taxes	(12,280)	-10.8%	(9,470)	-8.6%
Provision for income taxes	65	0.0%	62	0.1%
Net loss	$(12,345)	-10.8%	$(9,532)	-8.7%

Net loss per common and common
equivalent share:
Basic and diluted	$(0.55)		$(0.43)

Weighted average common and common
equivalent shares outstanding:
Basic and diluted	22,639		22,359

West Marine, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited and in thousands)

	13 Weeks Ended
	April 2, 2011	April 3, 2010

OPERATING ACTIVITIES:
Net loss	$(12,345)	$(9,532)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	3,507	3,964
Share-based compensation	570	603
Tax benefit from equity issuance	52	-
Excess tax deficiency from share-based compensation	(52)	(35)
Deferred income taxes	(1)	-
Provision for doubtful accounts	26	50
Lower of cost or market inventory adjustments	1,487	1,133
Gain on asset disposals	(4)	(2)
Changes in assets and liabilities:
Trade receivables	(1,214)	(2,009)
Merchandise inventories	(47,593)	(47,310)
Other current assets	(2,602)	(3,709)
Other assets	(147)	(459)
Accounts payable	26,061	18,867
Accrued expenses and other	(4,081)	(1,621)
Deferred items and other non-current liabilities	345	874
Net cash used in operating activities	(35,991)	(39,186)

INVESTING ACTIVITIES:
Purchases of property and equipment	(5,262)	(2,359)
Proceeds from sale of property and equipment	13	4
Net cash used in investing activities	(5,249)	(2,355)

FINANCING ACTIVITIES:
Borrowings on line of credit	22,543	40,862
Repayments on line of credit	(1,472)	(1,797)
Proceeds from exercise of stock options	184	425
Excess tax benefit from share-based compensation	52	35
Net cash provided by financing activities	21,307	39,525

Effect of exchange rate changes on cash	(18)	(17)

NET DECREASE IN CASH	(19,951)	(2,033)

CASH AT BEGINNING OF PERIOD	22,019	10,279
CASH AT END OF PERIOD	$2,068	$8,246
Other cash flow information:
Cash paid for interest	$88	$8
Cash paid for income taxes	160	230
Non-cash investing activities:
Property and equipment additions in accounts payable	722	604

West Marine, Inc.
Reconciliation of Non-GAAP Financial Measures
(Preliminary and unaudited; in thousands)

	13 Weeks Ended	13 Weeks Ended
	October 3, 2009	September 27, 2008	$ Change	% Change

GAAP net revenues	$168,154	$180,249	$(12,095)	(6.7)%
less: Week ended July 5, 2008	-	(20,961)	20,961
plus: Week ended October 4, 2008	-	8,596	(8,596)
Non-GAAP adjusted net revenues	$168,154	$167,884	$270	0.2%

	13 Weeks Ended	13 Weeks Ended
	October 3, 2009	September 27, 2008	$ Change	% Change

GAAP comparable store sales	$141,186	$147,520	$(6,334)	(4.3)%
less: Week ended July 5, 2008	-	(18,304)	18,304
plus: Week ended October 4, 2008	-	6,868	(6,868)
Non-GAAP adjusted comparable store sales	$141,186	$136,084	$5,102	3.7%

	13 Weeks Ended	14 Weeks Ended
	January 2, 2010	January 3, 2009	$ Change	% Change

GAAP net revenues	$103,926	$111,065	$(7,139)	(6.4)%
less: Week ended October 4, 2008	-	(8,596)	8,596

Non-GAAP adjusted net revenues	$103,926	$102,469	$1,457	1.4%

	13 Weeks Ended	14 Weeks Ended
	January 2, 2010	January 3, 2009	$ Change	% Change

GAAP comparable store sales	$84,470	$88,748	$(4,278)	(4.8)%
less: Week ended October 4, 2008	-	(6,868)	6,868

Non-GAAP adjusted comparable store sales	$84,470	$81,880	$2,590	3.2%